As filed with the Securities and Exchange Commission on May 17, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Coeur d’Alene Mines Corporation
(Exact name of registrant as specified in its charter)

Idaho (State or other jurisdiction of incorporation or organization)	82-0109423 (I.R.S. Employer Identification No.)
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814
(Address of principal executive offices, including zip code)

Amended and Restated 2003 Long-Term Incentive Plan of
Coeur d’Alene Mines Corporation
(Full title of the plan)

Dennis E. Wheeler
Chairman of the Board and Chief Executive Officer
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814
(208) 667-3511
(Name, address, and telephone number, including area code, of agent for service)

Copy to:
Steven R. Finley, Esq.
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
(212) 351-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate	Amount of
to be registered	registered (1)	share	offering price	registration fee
Common Stock, par value $0.01 per share	4,000,000	$17.91 (2)	$71,640,000 (2)	$5,108

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Common Stock that become available under the foregoing plan in connection with changes in the number of shares of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding shares of Common Stock are converted or exchanged.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low prices of the Common Stock on the New York Stock Exchange on May 11, 2010, which was $17.91.

EXPLANATORY NOTE
     This registration statement on Form S-8 (the “Registration Statement”) is filed by Coeur d’Alene Mines Corporation, an Idaho corporation (the “Registrant” or the “Company”), relating to 4,000,000 shares of its Common Stock, par value $0.01 per share (“Common Stock”) issuable under the Amended and Restated 2003 Long-Term Incentive Plan of Coeur d’Alene Mines Corporation (the “Plan”). This Common Stock is in addition to the Common Stock that the Company previously registered for issuance under the Plan before it was amended and restated, on a registration statement on Form S-8 (No. 333-112253) (the “Prior Registration Statement”). The Prior Registration Statement remains available for delivery of shares with respect to outstanding awards.
     This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.

Exhibit No.	Description
4.1	Restated and Amended Articles of Incorporation of the Registrant, as amended effective May 26, 2009. (Incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010).

4.2	Bylaws of the Registrant, as amended effective July 16, 2007. (Incorporated herein by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007).

4.3	Certificate of Designation, Preferences and Rights of Series B Junior Preferred Stock of the Registrant, as filed with Idaho Secretary of State on May 13, 1999. (Incorporated herein by reference to Exhibit 3(c) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002).

4.4	Certificate of Amendment to the Certificate of Designation, Preferences and Rights of Series B Junior Preferred Stock of the Registrant, dated December 7, 2007. (Incorporated herein by reference to Exhibit 3(g) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007).

4.5	Amended and Restated 2003 Long-Term Incentive Plan of Coeur d’Alene Mines Corporation. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 14, 2010).

Exhibit No.	Description
5.1	Opinion of Kelli Kast, Esq.

23.1	Consent of Kelli Kast, Esq. (Incorporated by reference from Exhibit 5.1).

23.2	Consent of KPMG LLP.

24	Power of Attorney (contained on signature page hereto).
Item 9. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities

Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur d’Alene, State of Idaho, on May 17, 2010.

COEUR D’ALENE MINES CORPORATION (Registrant)
By:	/s/ Dennis E. Wheeler
Dennis E. Wheeler
Chairman of the Board of Directors, President, Chief Executive Officer and Director

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Dennis E. Wheeler and Mitchell J. Krebs, and each of them severally, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place, and stead in any and all capacities to sign any and all amendments (including post-effective amendments and amendments filed pursuant to Rule 462(b) under the Securities Act of 1933) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or of his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dennis E. Wheeler Dennis E. Wheeler	Chairman of the Board of Directors, President, Chief Executive Officer and Director (Principal Executive Officer)	May 17, 2010

/s/ Mitchell J. Krebs Mitchell J. Krebs	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 17, 2010

Signature	Title	Date

/s/ Thomas T. Angelos Thomas T. Angelos	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 17, 2010

/s/ James J. Curran James J. Curran	Director	May 14, 2010

/s/ John H. Robinson John H. Robinson	Director	May 14, 2010

Robert E. Mellor	Director

Timothy R. Winterer	Director

/s/ J. Kenneth Thompson J. Kenneth Thompson	Director	May 17, 2010

Andrew Lundquist	Director

Sebastian Edwards	Director

/s/ L. Michael Bogert L. Michael Bogert	Director	May 17, 2010

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Kelli Kast, Esq.

23.2	Consent of KPMG LLP.